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                                                                    Exhibit 99.1


WILSHIRE OIL COMPANY                         FOR IMMEDIATE RELEASE
REPORTS YEAR END EARNINGS                    AMEX: WOC


Jersey City, New Jersey, March 31, 2003 - Wilshire Oil Company of Texas (Wilshire) reported its results for the fourth quarter and year ended December 31, 2002.

Net income for the quarter ended December 31, 2002 was $350,000 or $ .04 per share compared to a net loss of $1,893,000 or $ (0.24) per share for the same period in 2001. The fourth quarter in 2001 included a one-time net of tax charge of $1,111,000 for the accounting write-down of a marketable security whose decline was deemed to be other than temporary.

Total revenues for the fourth quarter increased to $5,313,000 from $4,768,000 for the same period last year. The increase was mainly due to an increase in oil and gas revenue resulting from year high prices experienced during the quarter.

Net income for the year ended December 31, 2002 was $1,076,000 or $0.14 per share compared to $452,000 or $0.06 per share in 2001. Calendar year 2001 included a one-time net of tax charge of $1,111,000 for the accounting write-down of a marketable security whose decline was deemed to be other than temporary.

Income from operations for the year ended December 31, 2002 decreased to $3,324,000 from $4,722,000 in 2001 due mainly to the Company's oil and gas operations. Oil and gas revenue declined to $5,729,000 in 2002 from $8,534,000 in 2001. During most of the year, Wilshire experienced a decline in the average sales price received for its production. Real estate revenue increased to $14,739,000 in 2002 from $14,095,000 in 2001 as a result of an acquisition of an additional residential real estate property in March 2001 and increased rental rates, offset by an overall increase in vacancies and concessions across most of its portfolio.

Dividend and interest income, gains from sales of securities and real estate and other income increased in 2002 to $2,600,000 from $2,426,000 in 2001. Interest expense also improved for 2002 declining to $4,518,000 from $4,805,000 in 2001.

"Overall this was a very difficult year due to the weak economy and lower demand for oil and gas for most of the year, " said S. Wilzig Izak, Chairman of Wilshire. "We have always had to deal with the volatility of the oil and gas industry. As a relatively small player in a very large industry, we are very limited as to what we can do to offset economic and market volatility. It was for this reason that we began to diversify our operations and build a predominantly residential real estate operation. This year the economy drove many of our younger tenants to move back home and some of our older ones to relocate due to job losses. Couple that with historically low interest rates, we saw many of our more affluent tenants leave to purchase their own homes rather than continue to rent. We, like others in the industry, needed to step up concessions to control the increases in vacancies. Looking forward we would hope for a more stable environment, but unfortunately we cannot control this either."

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Wilshire had previously announced that it had engaged Deloitte & Touche
Corporate Finance LLC as its investment bankers to assist it in exploring various alternatives and potential opportunities regarding the future course of its business. Ms. Izak indicated that she would expect that the Board of Directors would be meeting shortly with its investment bankers to review their findings and recommendations.

                                                     (000) Omitted
                                   Twelve Months Ended         Quarter Ended
                                       December 31              December 31
                                    2002      2001           2002       2001
                                   ------    ------         ------     ------

Revenues                          $20,468    $22,629        $5,313    $4,768

Income (loss) from Operations     $ 3,324    $ 4,722        $1,238    $ (417)

Net Income (loss)                 $ 1,076    $   452        $  350    $(1,893)

Earnings per share                $ 0.14     $  0.06        $ 0.04    $ (0.24)


            Wilshire is an American Stock Exchange listed corporation engaged in oil and gas exploration and real estate investment operations.


The projections in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such projections. Such risks and uncertainties include the possibility that the new drilling effort may not be successful, that the actual amount of reserves to be found will be substantially less than anticipated and that the actual annual production realized will be substantially less than anticipated, that the timing of the anticipated cash flow and the future demand and prices for oil and gas will differ from Company expectations. A discussion of these and other risks and uncertainties are disclosed in the Company's 2002 Form 10-K filed with the Securities and Exchange Commission.


 WILSHIRE OIL COMPANY OF TEXAS 921 Bergen Avenue, Jersey City, New Jersey 07306
                               Tel: (201) 420-2796